EXHIBIT 99.1

Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (954) 331-3760

KOS REPORTS 63% INCREASE IN REVENUE TO $153 MILLION AND NET INCOME GROWTH OF 227% TO $26 MILLION

Financial Highlights
•	Earnings per share increased 241% to $0.58
•	Generated $29 million in cash from operations; cash balance increased to $285 million
•	Company enhances full year 2005 guidance to $710-720 million in revenue and $2.65-$2.75 in earnings per share

Recent Operational Highlights
•	IND for inhaled insulin accepted by the FDA
•	sNDA for modified formulation of Niaspan® filed with the FDA
•	Established co-promotion, manufacturing and settlement agreements with Barr for Niaspan and Advicor®
•	Strategic commercialization and research and development alliance formed with Biovail

     CRANBURY, NJ, May 3, 2005 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for its first quarter ended March 31, 2005. For the first quarter of 2005, revenue increased 63% to a record $153.3 million, up from $94.3 million for the first quarter of 2004. The significant increase in revenue reflected solid growth of Kos’ cholesterol franchise and the presence and robust performance of Azmacort®, a product Kos began commercializing in April 2004.

     Net income for the first quarter of 2005 grew 227% to $26.3 million, or $0.58 per fully diluted share as compared to net income of $8 million, or $0.17 per fully diluted share for the 2004 period. The 2005 first quarter results included a $4 million write-off associated with the equity investment in Triad Pharmaceuticals, Inc. (“Triad”), and certain other charges. Kos generated $29 million in cash from operations in the first quarter of 2005 and, as of March 31, 2005, the Company had $284.6 million in cash and marketable securities.

     Niaspan® revenue grew 34% to $94.3 million in the first quarter of 2005 from $70.5 million in the first quarter of 2004. Niaspan continues to benefit from the increased detailing efforts from Kos’ co-promotion partner, Takeda Pharmaceuticals North America, Inc. (“Takeda”), resulting in prescriptions in the first quarter of 2005 growing nearly two times faster than the overall cholesterol market compared with the same period a year ago. Advicor® product sales contributed $29.4 million for the first quarter of 2005, a 24% increase from $23.8 million in the first quarter of 2004. Azmacort sales for the first quarter of 2005 accounted for $29.6 million.

     “Our financial performance this quarter was better than expected and particularly impressive considering that the results were delivered during the seasonally weak first quarter for the cholesterol market and considering we absorbed various charges, such as the accounting write-off of our investment in Triad,” said Adrian Adams, President and Chief Executive Officer. “Moreover, these solid financial results, coupled with the recently announced strategic transactions with Biovail Corporation (“Biovail”)

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and Barr Pharmaceuticals, Inc. (“Barr”), not only enhance our financial outlook for 2005, but also currently remove the major uncertainty regarding a possible generic Niaspan coming to market.”

     The Company also achieved other significant corporate milestones. Specifically, the Investigational New Drug (IND) application for inhaled insulin was accepted by the FDA, and yesterday, the sNDA for the modified formulation of Niaspan was filed on schedule. Additionally, Niaspan was approved for marketing in Canada and was launched last week. Finally, Kos also announced today, a strategic commercialization and research and development alliance with Biovail for three currently commercialized products, R&D projects and personnel that broadens the Company’s footprint within the cardiovascular market.

     As a result of the better than expected results for the first quarter and the projected accretive nature of the Biovail transaction, the Company is increasing its 2005 financial outlook. Kos now expects annual revenue for the full year to grow by approximately 44% to $710- $720 million. Excluding the possible one-time charges for the Barr and Biovail agreements, the Company expects fully diluted earnings per share for 2005 to be $2.65 — $2.75, which reflects a tax provision close to enacted statutory rates for 2005.

     Following the release, Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the Company’s quarterly results and other recent events. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 913-981-5545, confirmation code 3413852. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 3413852 from 2:00 PM ET today until 12:00 AM ET on Thursday, May 5, 2005. The financial information to be discussed during the conference call can be found on Kos’ website in the Investor Relations section.

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

     Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings and projected 2005 financial outlook, continue to grow sales of Niaspan, Advicor and Azmacort, remove the uncertainty of a possible generic Niaspan reaching market in the near term, its expectations regarding its effective tax rate, the Company’s projected accretive nature of the Biovail and Barr arrangements, develop additional products, the ability of Oryx Pharmaceuticals Inc. (“Oryx”) to successfully market Niaspan in Canada, the risk of re-importation, the Company’s ability to successfully commercialize and develop the products acquired through its strategic commercialization, and research and development alliance with Biovail, establish a footprint and generate sales in the hypertension and angina markets, receive FDA approval for future products, such as the modified formulation of Niaspan and others, successfully negotiate additional important strategic business development opportunities, progress its research and development pipeline, protect and enforce its intellectual property and thus protect its products, the Company’s increased expectations regarding revenue and earnings per share in future periods, and ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired products, ability to build awareness for Niaspan, Advicor, Azmacort and the newly acquired products within the medical community, the continued success of the alliances with Takeda, Merck KGaA, Oryx, Barr and Biovail, the continuing growth of the

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cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, attract and retain sales professionals and successfully integrate the sales force obtained from Biovail, ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.

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Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended
	March 31,
	2005		2004
	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$153,290		$94,268
Cost of Sales	10,850		6,754

	142,440		87,514

Operating Expenses:
Research and development	25,296	(I)	53,917	(III)
Selling, general and administrative	78,014		55,176

Total operating expenses	103,310		109,093

Income (Loss) from Operations	39,130		(21,579)

Interest and Other Income	(1,229)		(376)

Provision for/(Benefit from) Income Taxes	14,035		(29,251	)(IV)

Net Income	$26,324		$8,048

Net Income per Share:
Basic	$0.65		$0.22
Diluted	0.58	(II)	0.17	(II)

Shares Used in Computing Net Income per Share:
Basic	40,255		36,926
Diluted	46,013		47,788

	March 31,		December 31,
	2005		2004
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$280,739		$258,703
Marketable Securities	3,910		—
Accounts Receivable, net	95,851		74,568
Deferred Tax Asset, current	34,176		41,186
Other Current Assets	25,458		22,221
Fixed Assets, net of depreciation	24,345		23,341
Deferred Tax Asset, non-current	14,437		13,346
Intangible Assets	146,418		150,079
Other Assets	3,302		3,482

Total assets	$628,636		$586,926

Current liabilities	$162,452	(V)	$151,575	(V)
Long-term debt	175		209
Shareholders’ Equity	466,009		435,142

Total liabilities and shareholders’ equity	$628,636		$586,926

Notes:

(I)	Includes a $4 million write-off associated with an equity investment in Triad Pharmaceuticals, Inc.

(II)	Calculation of fully diluted EPS reflects net income excluding $258,000 and $303,000 in interest expense for the quarters ended March 31, 2005 and 2004, respectively, associated with the Company’s convertible credit facilities.

(III)	Includes the effect of a one-time, $38 million write-off associated with the acquisition of the Azmacort product.

(IV)	Includes a one-time, $15.8 million tax benefit associated with the reversal of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(V)	Includes $19 million of debt due to Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors, which matures on June 30, 2005.